LightPath Technologies Introduces an Athermalized f/1.1, 19 mm Focal Length IR Lens Assembly for Thermal Imaging Using 8 µm - 12 µm Infrared Signatures

Athermalized LWIR Lens Assembly f/1.1, 19 mm Focal Length

ORLANDO, FL -- (Marketwire - June 15, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH) is pleased to introduce an f/1.1, 19 mm focal length Long Wave Infrared (LWIR) lens assembly designed for uncooled infrared sensors. These lenses are designed as the primary optics for thermal imagers in a wide variety of applications including homeland security, firefighting, predictive maintenance and driver's vision enhancement systems in automobiles. These expanding markets have a combined current estimated value of over $2.5 billion.

These new lens assemblies integrate LightPath's Black Diamond™ molded infrared lenses that are a lower cost substitute for high volume diamond-turned Germanium and Zinc Selenide optics. The unique material properties of Black Diamond glasses and a passive athermalized mechanical design provides temperature stability from -40 degrees C to +85 degrees C without adding additional cost.

"LightPath Technologies is expanding its product line for Molded Infrared Optics with the introduction of this lens assembly. This new lens assembly takes advantage of LightPath's recently developed capabilities in athermalized opto-mechanical design that adds customer value to LightPath's products beyond our high quality lenses. This new product targets the rapidly expanding thermal imaging and night vision enhancement markets," said Jim Gaynor, CEO and President of LightPath.

LightPath Technologies Inc. will be exhibiting their new Infrared Lens Assembly at the LASER World of Photonics Conference in Munich, Germany from June 15th through June 18th. LightPath's Booth is in Hall B1, Booth 301.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

LightPath Technologies
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet:  www.lightpath.com